BLACKROCK MuniHoldings Fund II, Inc.

FILE #811-08215

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
7/13/2007	Puerto Rico Sales Tax Financing Corp.	2,667,603,528	13,940,000

Goldman, Sachs & Co., Lehman Brothers A.G. Edwards & Sons, Inc.,Banc of America Securities LLC, BBVAPR MSD, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., First Albany Capital Inc., J.P. Morgan Securities, Inc., Loop Capital Markets, Merrill Lynch & Co., Morgan Stanley & Co. Incorporated., Oriental Financial Services, Popular Securities, Inc., RBC Capital Markets, Samuel A. Ramirez & Co., Inc., Santander Securities, UBS Securities LLC, Wachovia Bank, National Association

08/23/07	City of San Jose California, Airport Revenue Bond	63,715,000	3,780,000	Lehman Brothers; Citigroup Global Markets Inc.; Merrill Lynch & Co.; E.J. De La Rosa & Co., Inc.; Goldman, Sachs & Co.; Loop Capital Markets; Morgan Stanley & Co. Incorporated; RBC Capital Markets

BLACKROCK MuniHoldings Fund II, Inc.

FILE #811-08215

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
6/12/2008	NEW YORK N Y CITY TRANSITIONAL FIN	700,000,000	500,000

Goldman, Sachs & Co., Citi, Banc of America Securities LLC, DEPFA First Albany Securities LLC, JPMorgan, Lehman Brothers, Loop Capital Markets LLC, M.R. Beal & Company, Merrill Lynch & Co., Morgan Stanley, Prager, Sealy & Co., LLC, Ramirez & Co., Inc., Roosevelt and Cross Incorporated, Siebert Brandford Shank & Co., LLC, Wachovia Bank, National Association, Jackson Securities Inc., Raymond James & Associates, Inc., RBC Capital Markets, Stifel Nicolaus, Southwest Securities.